HYLIION HOLDINGS CORP. EXECUTIVE SEVERANCE PLAN
(Effective May 4, 2023)
INTRODUCTION
On May 4, 2023 (the “Effective Date”), the Board of Directors of Hyliion Holdings Corp. (the “Company”) adopted and approved the Hyliion Holding Corp Executive Severance Plan (the “Plan”). The purpose of the Plan is to attract and retain qualified executives for the Company Group (as defined below) by providing participants in the Plan with an opportunity to receive severance benefits in the event of certain terminations of employment from the Company after the Effective Date.
Subject to the provisions of Article 8, the Company intends to continue the Plan, indefinitely, for the sole and exclusive benefit of a select group of highly compensated executive employees of the Company Group who qualify as Participants (as defined below). It is also the intent of the Company to operate this Plan in accordance with those provisions of ERISA that apply to employee welfare benefit plans, as interpreted by regulations prescribed by the Secretary of Labor.
Article 1
DEFINITIONS
Section 1.1“Board” shall mean the Board of Directors of the Company.
Section 1.2“Business” shall mean the business and operations that are the same or similar to those performed (or as to which are proposed to be performed based on plans developed within the twelve (12) month period immediately prior to the date of the Eligible Executive’s Termination) by the Company Group for which the Eligible Executive provides services or about which Participant obtains Confidential Information during the Eligible Executive’s employment.
Section 1.3“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.
Section 1.4“COBRA” means the group health plan continuation requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code.
Section 1.5“Code” means the Internal Revenue Code of 1986, as amended, or any successor statutes and all applicable rules and regulations promulgated thereunder.
Section 1.6“Company Group” means the Company and all of its wholly owned direct and indirect subsidiaries.
Section 1.7“Committee” shall mean the Compensation Committee of the Board, or any successor committee thereto, or such other committee of the Board of Directors consisting solely of two or more “independent directors” (within the meaning of the listing rules of the New York Stock Exchange).
Section 1.8“Cause” means (and shall be limited to) an Eligible Executive’s:
(a)willful and material failure to perform the duties of his or her employment including, but not limited to, his or her willful failure or refusal to follow any lawful directive of the Board, except in the case of a Qualifying Termination due to Good Reason or on account of the Eligible Executive’s physical or mental inability to perform such duties;
(b)conviction of, or plea of guilty or nolo contendere to, any felony, or any misdemeanor involving moral turpitude, in either case other than related to a motor vehicle violation;

(c)intentional or grossly negligent act of fraud or dishonesty against any member of the Company Group, which causes or can reasonably be expected to cause material loss, damage or injury to the rights, property or reputation of any member of the Company Group; or
(d)breach of any written policy or code of conduct established by the Company Group and applicable to the Eligible Executive, which causes or can reasonably be expected to cause material loss, damage or injury to the rights, property or reputation of the Company Group.
Notwithstanding the forgoing, the Company may not terminate the Eligible Executive’s employment for Cause under Section 1.8(a), Section 1.8(c), or Section 1.8(d) unless: (x) the Company first provides the Eligible Executive written notice stating with specificity the reasons constituting Cause, and (y) (i) if such reasons constituting Cause are susceptible of cure or remedy, the Eligible Executive fails to cure or remediate the reasons constituting Cause within thirty (30) calendar days from and after the Eligible Executive’s receipt of such notice shall have elapsed without the Eligible Executive’s having effectively cured or remediated such Breach during such thirty (30)-day period, or (ii) if the Board has agreed that such reasons constituting Cause cannot reasonably be cured or remedied within thirty (30) days of the Eligible Executive receiving written notice, the Eligible Executive fails to cure or remediate the reasons constituting Cause within sixty (60) days of receiving written notice, provided that the Eligible Executive makes diligent efforts to effect such remedy or cure throughout such sixty (60) day period. A Termination for Cause under Section 1.8(b) shall be effective immediately upon the Company’s written notice of such Termination to the Eligible Executive.
Section 1.9“Eligible Executive” means an individual who is identified by name on Exhibit A attached to this Plan.
Section 1.10“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and all applicable rules and regulations promulgated thereunder.
Section 1.11“Good Reason” means a resignation by an Eligible Executive as a result of:
(a)a material diminution in the Eligible Executive’s base salary, other than a general reduction in base salary that affects all similarly situated executives of the Company Group in substantially the same proportion;
(b)an adverse change in title, authorities or responsibilities that materially diminishes the Eligible Executive’s position;
(c)a material change in the Eligible Executive’s reporting relationship such that the Eligible Executive no longer reports directly to, as applicable, the Board (in the case of the Chief Executive Officer), to the Chief Executive Officer, or to any other “executive officer” (as defined in 17 CFR § 240.3b-7) of the Company Group to whom the Eligible Executive previously reported; or
(d)a breach by the Company of any of its obligations under this Plan or any other written agreement between the Eligible Executive and the Company, which in either case causes or can reasonably be expected to cause material loss, damage, or injury to the rights, property or reputation of the Eligible Executive.
A Termination due to Good Reason will not be deemed to have occurred unless the Eligible Executive gives the Company written notice of the condition within sixty (60) days after the condition constituting Good Reason comes into existence, the Company fails to remedy such condition within thirty (30) days after receiving the Eligible Executive’s written notice, and the Eligible Executive’s Termination due to Good Reason occurs within ninety (90) days after the initial occurrence of the condition(s) specified in such notice.
Section 1.12“Market Area” shall mean: (a) the United States; and (b) any other geographic area or market where or with respect to which the Company conducts or has specific plans to conduct the Business on or at any time during the twelve (12) month period prior to the date of an Eligible Executive’s Termination.

Section 1.13“Prohibited Period” shall mean the period during which an Eligible Executive is employed by the Company Group and continuing for a period of twenty-four (24) months following the date that Eligible Executive is no longer employed by the Company Group.
Section 1.14“Participant” means an Eligible Executive who (i) has received and returned to the Company a Participation Agreement in accordance with its terms and (ii) who:
(1)does not, at the time of a Qualifying Termination, have any employment agreement, severance agreement or other agreement with the Company that provides for severance payments or benefits in connection with a Qualifying Termination (other than an agreement providing for different or enhanced severance payments or benefits in the event of a Qualifying Termination following a change in control of the Company);
(2)remains employed with the Company until the date specified by the Company for the Eligible Executive’s Qualifying Termination (except in the case of Eligible Executive’s Qualifying Termination due to Good Reason, in which case satisfaction of this Section 1.14(ii)(2) shall not be an eligibility requirement);
(3)experiences a Qualifying Termination;
(4)executes and delivers to the Company a separation agreement in a customary form provided by and satisfactory to the Company in its sole, reasonable discretion, with such separation agreement becoming effective and irrevocable within sixty (60) days following the Eligible Executive’s Qualifying Termination. Any such separation agreement shall include, without limitation (A) a Release and (B) customary confidentiality, cooperation, and non-disparagement provisions; and
(5)complies with, and continues complying with, Article 4 hereof.
Section 1.15“Participation Agreement” shall mean the form of Participation Agreement for the Plan attached hereto as Exhibit B.
Section 1.16“Plan Administrator” shall mean the Committee or its delegate.
Section 1.17“Qualifying Termination” means the Termination, without Cause or for Good Reason, of an Eligible Executive’s employment with any member of the Company Group, provided that the term “Qualifying Termination” shall not include an Eligible Executive’s Termination for Cause or due to his or her death, disability or retirement.
Section 1.18“Reasonably Comparable Employment” shall mean a position of employment that: (a) is reasonably comparable in terms of title, authority and responsibilities, (b) has an annual base salary of not less than ninety percent (90%) of his or her base salary in his or her current position of employment, and (c) is no more than fifty (50) miles from the Eligible Executive’s location of employment for his or her current position of employment.
Section 1.19“Release” shall mean a release of all claims against the Company Group in substantially the form attached hereto as Exhibit C (as the same may be updated from time to time to comply with applicable laws).
Section 1.20“Release Expiration Date” shall mean that date that is twenty-one (21) days following the date on which the Company delivers a Release to an Eligible Executive (which shall occur no later than seven (7) days after the Qualifying Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
Section 1.21“Section 409A” means Section 409A of the Code.
Section 1.22“Termination” and “Terminated” mean the termination of an individual’s employment with the Company Group without any right of recall.
Article 2
SEVERANCE BENEFITS
Section 1.1Severance Benefits.  Upon a Qualifying Termination and subject to an Eligible Executive’s qualifying (and continuing to remain qualified as a Participant during the provision of payments and benefits under this Section 2.1), the Company will provide (or provide through a member of the Company Group) to such Participant the following payments and benefits (the “Severance Benefits”):
(a)monthly payments of salary continuation, equal to 1/12th of the Participant’s gross annual base salary in effect on the date of the Qualifying Termination, for the number of months specified opposite the Participant’s name on Exhibit A (the “Severance Pay”);
(b)if the Participant properly elects COBRA continuation coverage under the Company’s group medical plan for his/herself (and for his/her spouse and dependents, if any, covered by the Company’s group medical plan the date of the Qualifying Termination), the Company shall reimburse to Participant the cost of such COBRA continuation coverage until the earliest of (i) the date that is the number of months specified opposite the Participant’s name on Exhibit A following his or her Qualifying Termination; (ii) the date the Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Participant becomes eligible to receive coverage under a group health plan sponsored by another employer of Participant or Participant’s spouse (and any such eligibility shall be promptly reported to the Company by Participant); provided, however, that the election of COBRA continuation coverage and the initial payment of any premiums due with respect to such COBRA continuation coverage shall remain Participant’s sole responsibility, and the Company shall not assume any obligation for the payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this Section 2.1(b) cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Participant shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Participant without such adverse impact on the Company;
(c)each of the Participant’s then-outstanding and unvested Company stock options, restricted stock awards, restricted stock unit awards and any other Company equity compensation awards (other than any Company equity compensation awards of any kind that are subject to performance-based or other similar vesting criteria, which shall receive the treatment specified in Section 2.1(e)) that were granted to the Participant more than one year prior to the date of the Participant’s Qualifying Termination shall vest in full and, to the extent applicable, become fully exercisable;
(d)each of the Participant’s then-outstanding, vested, and unexercised Company stock options shall remain exercisable until the earlier of (i) the date that is three years following the date of the Participant’s Qualifying Termination, (ii) the expiration date of the stock option, and (iii) in the event of a “Change in Control” (as defined in the 2020 Plan or the 2016 Plan), or any similar transaction, in which the successor corporation of the Company (or a parent or subsidiary of such successor corporation) does not assume or provide a reasonable substitute in exchange for the stock option, immediately prior to the effective time of such transaction; and
(e)each of the Participant’s then-outstanding and unvested Company stock options, restricted stock awards, restricted stock unit awards and any other Company equity compensation awards that, in any of the foregoing cases, are subject to performance-based or other similar vesting criteria, shall continue to vest in accordance with the original terms and on the original vesting dates specified for such awards (other than terms that may be triggered upon one of the events constituting a Qualifying Termination) and shall be paid or distributed to the Participant based on the actual achievement against the performance-based or other similar vesting criteria, provided that such payment or distribution shall be prorated by multiplying the amount of such payment or distribution by (i) the number of full and partial months the Participant was employed by the Company during the performance period applicable to such award and (ii) the total number of months within performance period applicable to such award.
For the avoidance of any doubt, the vesting, acceleration, and extended exercise benefits provided by Section 2.1(c), Section 2.1(d), and Section 2.1(e) above with respect to the Participant’s outstanding equity compensation awards shall supersede any conflicting provision of any equity incentive plan adopted by the Company or any applicable award agreement thereunder which purports to vest, accelerate, or extend exercise benefits with respect to the Participant’s outstanding equity compensation awards in the event of a Qualifying Termination, regardless of whether the Participant’s equity compensation was granted by the Company prior to or after the Effective Date, provided that such equity compensation awards shall remain subject to all other provisions and requirements of any such equity incentive plan or award agreement (including, for the avoidance of doubt, any forfeiture provision).
Section 1.2Excluded Events.  Notwithstanding Section 2.1 or any other provision of the Plan to the contrary, a Participant who might otherwise qualify to receive Severance Benefits shall not be entitled to Severance Benefits upon the occurrence any of the following events:
(a)the Participant’s employment is transferred without interruption from one division, unit, or member of the Company Group to another within the Company Group;
(b)except where the Participant could qualify to receive Severance Benefits due to a Qualifying Termination for Good Reason, the Participant is offered Reasonably Comparable Employment (as determined solely by the Plan Administrator) with (i) any member of the Company Group, (ii) a successor to the Company or to any member of the Company Group (by merger, acquisition, or otherwise), or (iii) another company to which the Company has sold a portion of the assets or stock of the Company Group or otherwise transfers or outsources a division, subsidiary, or other unit of the Company Group in which the Eligible Executive is employed; or
(c)the Eligible Executive voluntarily accepts a position of employment with the Company, any member of the Company Group, or a successor company, whether or not such position of employment constitutes Reasonably Comparable Employment.
Section 1.3Special Acceleration of Participant’s Equity Compensation upon Death.  Upon a Termination resulting from Participant’s death:
(a)each of such Participant’s then-outstanding and unvested Company stock options, restricted stock awards, restricted stock unit awards and any other Company equity compensation awards (other than any Company equity compensation awards of any kind that are subject to performance-based or other similar vesting criteria, which shall receive the treatment specified in Section 2.3(b)) shall vest in full and, to the extent applicable, become fully exercisable; and
(b)each of the Participant’s then-outstanding and unvested Company stock options, restricted stock awards, restricted stock unit awards and any other Company equity compensation awards that, in any of the foregoing cases, are subject to performance-based or other similar vesting criteria, shall continue to vest in accordance with the original terms and on the original vesting dates specified for such awards (other than terms that may be triggered upon the Participant’s death or Termination due to death) and shall be paid or distributed to the Participant’s survivors in accordance with Section 3.3, with such payment based on actual achievement against the performance-based or other similar vesting criteria for such award, and provided further that such payment or distribution shall be prorated by multiplying the amount of such payment or distribution by (i) the number of full and partial months the Participant was employed by the Company during the performance period applicable to such award and (ii) the total number of months within performance period applicable to such award.

Article 3
METHOD OF PAYMENT
Section 1.1Tax Withholding.  Severance Benefits shall be subject to and reduced by all usual and customary federal, state and local income, FICA, FUTA and SUTA tax withholdings. Severance Benefits shall also be reduced by any severance or other pay required to be paid to an employee by the Company or any of its subsidiaries upon a Qualifying Termination pursuant to any federal, state or local law or other municipal ordinance. To the extent that any Severance Benefit results in taxable income to the Participant, the Participant acknowledges and agrees that the Participant shall be fully responsible for the tax effect of such Severance Benefits.
Section 1.2Payment of Severance Pay.  The Severance Pay will be divided into substantially equal installments over the number of months specified opposite the Participant’s name on Exhibit A. On the Company’s first regularly-scheduled pay date that is within sixty (60) days after the date of the Participant’s Qualifying Termination (the “First Payment Date”), the Company shall pay to Participant, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the date of the Participant’s Qualifying Termination and ending on the First Payment Date had the installments been paid on the Company’s regularly-scheduled pay dates on or following the date of the Participant’s Qualifying Termination, and each of the remaining installments shall be paid on the Company’s regularly-scheduled pay dates during the remainder of the applicable payment period. For purposes of Section 409A, each installment payment of Severance Pay provided under the Plan is, and shall be treated as, a separate and distinct payment, and each such installment payment is intended to comply with the short-term deferral exception to Section 409A.
Section 1.3Survival Benefits.  If a Participant dies after a Qualifying Termination but before receiving all Severance Benefits due under the terms of this Plan, the remaining installments of Severance Pay and any other Severance Benefits will be paid, on the same payment dates such would have been paid to the Participant pursuant to Section 3.2 to the Participant’s surviving spouse unless the Participant has no legal spouse at his death, in which case the payment will be made to the Participant’s surviving children, per stirpes. If the Participant has no surviving spouse or children, the payment will be made to the Participant’s estate. Notwithstanding the foregoing, COBRA reimbursement payments pursuant to Section 2.1(b) shall only be paid in respect of, and COBRA continuation benefits shall only be provided for, the Participant’s spouse and dependents for whom the Company was providing COBRA reimbursement payments pursuant to Section 2.1(b) at the time of the Participant’s death. For the avoidance of doubt, the Company shall have no further obligation to continue paying to Participant’s surviving spouse, surviving children, or to the Participant’s estate any COBRA reimbursement payment in respect of Participant pursuant to Section 2.1(b) following Participant’s death.
Section 1.4Incapacity of Participant.  When a payment of a Severance Pay is due under this Plan to a Participant who is unable to take care of his or her own affairs, payment may be made to his or her duly appointed legal guardian or duly authorized power of attorney to keep or apply the same for the Participant’s benefit, or otherwise as instructed pursuant to court order.
Article 4
COVENANTS
Section 1.1Acknowledgements.
(a)During an Eligible Executive’s employment with the Company Group and the performance of his or her duties on behalf of the Company Group, the Eligible Executive will be provided with, and will have access to, confidential, proprietary, and non-public information of the Company Group (“Confidential Information”) for use only during his or her employment. Each Eligible Executive acknowledges and agrees that the Company will also be entrusting the Eligible Executive, in the Eligible Executive’s unique and special capacity, with developing the goodwill for the Company Group. In consideration of the Company providing Eligible Executives with access to Confidential Information, and as an express incentive for the Company to provide each Eligible Executive with the opportunity to become a Participant under this Plan, each Eligible Executive is voluntarily agreeing (both in his or her capacity as an Eligible Executive and, to the extent applicable, as a Participant) to the covenants set forth in this Article 4.
(b)Each Eligible Executive agrees and acknowledges that any limitations and restrictions set forth herein, including any geographical and temporal restrictions on certain activities, are reasonable in all respects, do not interfere with public interests, will not cause the Eligible Executive undue hardship, and are material and substantial parts of this Plan intended and necessary to prevent unfair competition and to protect the Confidential Information and the Company Group’s goodwill and legitimate business interests.
Section 1.2Non-Competition; Non-Solicitation.
(a)During the Prohibited Period, an Eligible Executive shall not, without the prior written approval of the Board, directly or indirectly, for such Eligible Executive or on behalf of or in conjunction with any other person or entity of any nature:
(i)engage in or participate, directly or indirectly, in the following conduct: (1) owning, managing, operating, or being an officer or director of, any business that competes with the Company Group in the Market Area related to the Business (except for the ownership of up to three percent (3.0%) of the shares of common stock or securities of any entity whose common shares or securities are listed on a national securities exchange), or (2) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with the Company Group in any capacity (with respect to this clause (2)) in which the Eligible Executive’s duties or responsibilities are the same as or similar to the duties or responsibilities that Eligible Executive had on behalf of the Company Group;
(ii)solicit, canvass, approach, encourage, entice or induce any customer or supplier of the Company Group with whom or which the Eligible Executive had personal contact in the course of performing his or her duties for any member of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or
(iii)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate or reduce his, her or its employment or engagement with any member of the Company Group. This provision shall not prohibit an Eligible Executive from employing or making an offer of employment to an employee or contractor of any member of the Company Group if such employment and/or offer resulted from a general solicitation or advertisement for applications in a newspaper, trade publication, on the Internet or other public forum.
Section 1.3Nondisparagement. No Eligible Executive shall, at any time while employed by the Company Group or thereafter, directly or indirectly, make or cause to be made any disparaging, denigrating, derogatory, negative, misleading, or false statement orally or in writing to any person, including clients or prospective clients, competitors and advisors to the Company Group and members of the investment community or press, about (i) the Company and/or Company Group, or its/their members, managers, officers, employees, agents, or clients, or (ii) the business strategy or plans, policies, practices, or operations of the Company Group. Notwithstanding the foregoing, nothing in this Section 4.4 shall preclude an Eligible Executive from making truthful statements that are required by applicable law, regulation or legal process.
Section 1.4Enforcement.  Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in this Article 4, and because of the immediate and irreparable damage that would be caused to the Company Group for which they would have no other adequate remedy, the Company and each member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(i)If an Eligible Executive violates his or her obligations under Section 4.3 during the Prohibited Period and the Company (or relevant member of the Company Group) brings legal action for injunctive or other relief under this Article 4, the Prohibited Period shall be tolled by such court of competent jurisdiction so that the Company Group shall not be deprived of the benefit of the full Prohibited Period.
(ii)During the Prohibited Period, each Eligible Executive expressly agrees to notify any prospective employer or affiliate in the restricted Business and Market Area of his or her obligations during the Prohibited Period and authorizes the Company Group to contact any person or affiliate reasonably believed by the Company Group to be engaged or about to be engaged in an act that would constitute a violation of the Eligible Executive’s obligations under this Article 4. Each Eligible Executive hereby waives and releases the Company Group from any claims whatsoever arising in connection with the Company Group’s contact or discussions with such person or affiliate.
(iii)If an Eligible Employee violates his or her obligations under this Article 4 or under any agreement between the Eligible Executive and the Company providing for the protection of the Company’s intellectual property or Confidential Information at any time while he or she is receiving Severance Benefits under this Plan, the Company shall be entitled, in addition to any other rights provided for under this Plan, to (1) determine that the Eligible Employee no longer qualifies as a Participant, (2) discontinue any future payments or reimbursements in respect of the Severance Benefits, and (3) take such actions as are available to the Company to seek recovery of the value of any Severance Benefits.
Section 1.5Rights of Disclosure.  Notwithstanding any of the foregoing restrictions of this Article 4, nothing in this Agreement prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, an Eligible Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder), without notice to or consent from the Company. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes an Eligible Executive against criminal and civil liability under federal or state trade secret laws - under certain circumstances - if an Eligible Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if an Eligible Executive discloses a trade secret in either of these two circumstances: (1) the Eligible Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, the Eligible Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).
Section 1.6Severability.  The covenants in this Article 4 and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any court of competent jurisdiction shall determine that any scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Plan shall thereby be reformed.
Article 5
COORDINATION WITH OTHER PLANS, AGREEMENTS AND BENEFITS
Section 1.1Effect of Payment of Severance Benefits.  The payment of Severance Benefits under this Plan will not give rise to any implication of continued employment or of continued right to accrual of benefits under any qualified or nonqualified pension benefit plan. A Participant’s rights or entitlement to benefits under such qualified or nonqualified pension plans shall be determined in accordance with the terms and conditions of such plans. Furthermore, a Participant will not accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment because of the payment of Severance Benefits hereunder. Except as otherwise required by law, all accrued but unused vacation will be paid on the first pay date following the date of the Participant’s Qualifying Termination.
Section 1.2No Right to Continued Insurance Benefits.  Following a Qualifying Termination, a Participant will not be entitled to the continuation of any medical, dental, or life insurance benefits except (a) as permitted under COBRA or (b) any conversion or other continuation privileges expressly provided for in such benefit plans.
Section 1.3Other Severance Payments or Benefits.  To the extent (and only to the extent) that a payment or benefit that is to be provided under this Plan has been paid or provided for the same purpose under the terms of another applicable plan, program, agreement or arrangement, including any employment or severance arrangement between the Participant and the Company, then any payment or benefit under this Plan shall be deemed to have been satisfied by the payment made under such applicable plan, program, agreement or arrangement.
Article 6
ADMINISTRATION
Section 1.1Named Fiduciary.  The Plan Administrator is the “named fiduciary” under the Plan and may be contacted at the following address and phone number:
Plan Administrator
Hyliion Holdings Corp.
1202 BMC Drive, Suite 100
Cedar Park, TX 78613
Section 1.2Powers.  The Plan Administrator will have all powers necessary for or helpful to administering the Plan in all its details. This authority includes, but is not limited to: (a) determining whether an Eligible Executive qualifies as a Participant; (b) determining the amount of Severance Benefit to which a Participant is entitled; (c) determining the time at which Severance Benefits are to be paid or provided; (d) making rules and regulations for the administration of the Plan that are consistent with the terms and provisions of the Plan; (e) interpreting and construing all terms, provisions, conditions, and limitations of the Plan; (f) resolving ambiguities, correcting deficiencies, and supplying omissions; and (g) determining all questions arising out of, or in connection with, claims related to the Plan.
Section 1.3Discretion.  The Plan Administrator will have the full discretion to exercise the powers conferred by this Plan, and all such acts and determinations will be final, binding and conclusive upon all interested parties. Consequently, Severance Benefits under this Plan will be paid only if the Plan Administrator determines, in its sole discretion, that Participants are entitled to them.
Section 1.4Delegation of Authority.  In performing its duties and responsibilities as Plan Administrator, the Company may act through or delegate its authority to such officers or employees of the Company that the Plan Administrator may designate from time to time. Such individual or individuals shall not, however, be deemed a fiduciary or fiduciaries of the Plan.
Section 1.5Reliance and Limitation of Liability.  The Plan Administrator, and any delegate thereof or person acting on its behalf, shall be entitled to, in good faith, rely or act upon any report or other information furnished to it, him, or her by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan. The Plan Administrator, any delegate thereof, and any officer or employee of the Company acting at the direction or on behalf of the Plan Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

Article 7
CLAIMS PROCEDURE
Section 1.1Initial Claims.  The Company will notify an Eligible Executive at the time of Termination what Severance Benefit, if any, he or she will receive under the Plan. If an Eligible Executive or other Company employee (collectively referred to in this Article 7 as an “employee”) believes that he or she is entitled to receive a Severance Benefit or additional benefits under the Plan, he or she must submit a claim for benefits in writing to the Plan Administrator. Any claim for benefits must be received by the Plan Administrator within sixty (60) days after the date of the employee’s Termination.
Section 1.2Initial Disposition.  The Plan Administrator will, within ninety (90) days after receipt of such written claim, send by certified mail a written notification to the employee as to its disposition of the claim. If a claim for a Severance Benefits or additional benefits under the Plan is denied, in whole or in part, such written notification will (a) state the specific reasons for the denial of the claim, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information required by the Plan Administrator to reconsider the claim (to the extent applicable) and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s or eligible employee’s right to bring a civil action under Section 502(a) of ERISA following a claim denial on review.
Section 1.3Right to Appeal.  Any claimant whose claim for a Severance Benefit or additional benefits is denied may request a review of the decision denying his claim. The claimant or his or her duly authorized representative must submit a written request for review to the Plan Administrator within sixty (60) days after receiving the notice of denial. When making a request for review, a claimant (or his or her authorized representative) may review documents pertinent to his or her claim (and shall have the right to be provided, upon request and free of charge, reasonable access to and copies of all pertinent documents, records, and other information that is relevant to the claim for Severance Benefits) and submit, in writing, issues and comments in support of his or her position.
Section 1.4Disposition of Appeal.  The decision on review will be completed and furnished to the claimant in writing within sixty (60) days after receipt of the request for review and will include specific reasons for the decision and references to pertinent Plan provisions on which the denial was based. All decisions of the Plan Administrator are final.
Section 1.5Disposition by Default.  If the Plan Administrator fails to take any action required by it within the time limits specified above, the claim will be deemed denied as of the latest date by which such action should have been taken.
Section 1.6Plan Documents.  All Participants are entitled to examine, without charge, at the Plan Administrator’s office and at other locations specified by the Plan Administrator, all documents governing the Plan, and upon written request to the Plan Administrator, obtain copies of all Plan documents for a reasonable charge.
Section 1.7Steps to Enforce Rights under ERISA.  Under ERISA, there are steps a Participant can take to enforce the rights described in this Article 8, for instance:
(a)If a Participant makes a written request to the Plan Administrator for documents relating to the Plan and does not receive them within thirty (30) days, the Participant may file suit in federal court. In such a case, the federal court may require the Plan Administrator to provide the materials and pay up to $110 a day until such materials are provided, unless the materials were not provided because of reasons beyond the control of the Plan Administrator.
(b)If a Participant’s claim for Severance Benefits is denied or ignored, in whole or in part, the Participant may file suit in a state or federal court after exhausting the administrative procedures provided for in the Plan.

(c)If the Participant is discriminated against for asserting his or her rights under ERISA, the Participant may seek assistance from the U.S Department of Labor or may file suit in federal court. The court will decide who will be responsible for paying costs and legal fees. If a Participant is successful, the court may order the individual or entity sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, as may be the case if the court finds a Participant’s claim to be frivolous.
Section 1.8General Plan Information.
Plan Name:            Hyliion Holdings Corp. Executive Severance Plan
Plan Sponsor:     Hyliion Holdings Corp., 1202 BMC DRIVE, SUITE 100, CEDAR PARK, TX, 78613
Telephone: 833-495-4466
Plan Sponsor’s Federal EIN:     83-2538002
Plan Number:             002
Effective Date of Plan:         May 4, 2023
Plan Year:             January 1 to December 31
Type of Plan:             Employee welfare benefit plan under Section 3(1) of ERISA
Plan Funding:             Paid from the general assets of the Company
Plan Administrator:     Compensation Committee of the Board of Directors of Hyliion Holdings Corp., 1202 BMC DRIVE, SUITE 100, CEDAR PARK, TX, 78613
Telephone: 833-495-4466
Attention: Corporate Secretary
Service of Legal Process:     Hyliion Holdings Corp., 1202 BMC DRIVE, SUITE 100, CEDAR PARK, TX, 78613
Telephone: 833-495-4466
Attention: General Counsel
Service of Legal Process may also be made upon the Plan Administrator
Type of Plan Administration:     The Plan is self-administered by the Compensation Committee of the Board of Directors of Hyliion Holdings Corp.
Article 8
AMENDMENT AND TERMINATION OF THE PLAN
Section 1.1Amendment.  The Company shall have the right, by action of the Committee, in its sole and final discretion, to amend the Plan at any time and from time to time to any extent which the Committee may deem advisable. A certified copy of the resolutions of the Committee approving and adopting such amendment will be delivered to the Plan Administrator; and the Plan will be amended in the manner and effective as of the date set forth in such resolution; and all Eligible Executives, Participants, and all others having any interest under the Plan shall be bound thereby.
Section 1.2Termination.  The Company shall have the right, by action of the Committee, in its sole and final discretion, to terminate the Plan at any time. A certified copy of the resolutions of the Committee will be delivered to the Plan Administrator; and the Plan shall be terminated as of the date specified in such resolution.
Section 1.3Effect of Amendment or Termination on Payable Severance Benefits.  The amendment or termination of this Plan will not reduce or eliminate any Severance Benefit payable to a Participant who incurs a Termination before such date of termination of the Plan.
Article 9
TAX MATTERS
Section 1.1Section 409A.
(a)This Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Payments and benefits provided under this Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments to be made under this Plan upon a Qualifying Termination that are “nonqualified deferred compensation” within the meaning of Section 409A, instead of payments that are exempt from Section 409A, shall only be made upon a “separation from service” within the meaning of Section 409A. In the event any provision of this Plan fails to satisfy Section 409A, then such provision shall be reformed to comply with Section 409A. Further, if and to the extent that the Plan Administrator determines that it is necessary, in order to comply with Section 409A with respect to any Participant who also participates in any other Company plan, program, agreement, or arrangement, the Plan Administrator may require that any amount payable under this Plan be paid at the time and in the form applicable for payments of a similar type (even if in a different amount) under such plan, program, arrangement, or agreement.
(b)Notwithstanding any other provision of this Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is determined to be a “specified employee” as defined for purposes of Section 409A, then notwithstanding any provisions of this Plan such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(c)To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Participant on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
(d)If the period in which a Participant must provide an effective and irrevocable separation agreement pursuant to the definition of “Participant” begins in one calendar year and ends in the next calendar year, then, to the extent necessary to comply with Section 409A, payment of any benefits under this Plan shall be made (or shall commence) in the later of such two calendar years.

Section 1.2No Tax Gross-Ups.  In no event shall any provision of this Plan be construed to require the Company to provide any gross-up or reimbursement for the tax consequences of any provisions of, or payments or benefits under, this Plan.
Article 10
GENERAL PROVISIONS
Section 1.1Unfunded Plan.  The Plan is an unfunded employee welfare benefit plan as defined in Section 3(1) of ERISA. All Severance Benefits provided for under this plain shall be paid from the general assets of the Company No Participant or Eligible Executive or any other person shall have any rights to or interest in any specific assets or accounts of the Company by reason of the Plan.
Section 1.2No Right to Continued Employment.  Nothing in this Plan will be deemed to give any employee of the Company the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge any employee at any time, for any lawful reason or for no reason, with or without notice.
Section 1.3Company Right of Set-Off.  The Company may, to the extent permitted by applicable law, set off of any amounts payable to it by the Participant against any amounts that the Company may owe to the Participant from time to time under the Plan; provided that, except to the extent permitted by Section 409A of the Code, such offset shall not apply to amounts that are a “deferral of compensation” within the meaning of Section 409A of the Code.
Section 1.4Clawback.  Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with such policy and any applicable laws or regulations.
Section 1.5No Transfer or Assignment by Participant or Eligible Executive.  Except as otherwise provided herein or by law, no right or interest of any individual under the Plan will be assignable or transferable by any employee of the Company, in whole or in part, either directly or otherwise.
Section 1.6Successors.  The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and to honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.
Section 1.7Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 1.8Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 1.9Governing Law.  This Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, except as preempted by ERISA or other applicable federal law.
* * * * *

IN WITNESS WHEREOF, the Plan has been executed on this 4th day of May 2023, to be effective on the Effective Date.
HYLIION HOLDINGS CORP.
By:     /s/ Thomas Healy
Name:    Thomas Healy

Title:    President and Chief Executive Officer

EXHIBIT A
List of Eligible Executives

Name	Number of Months of Separation Pay	Number of Months of COBRA
[CEO][1]	36	18
[Other Eligible Executives]	12	12

1 If participating.

EXHIBIT B
Participation Agreement

[Company Letterhead]

[Date]
By Hand Delivery
[Name]
[Title]
[Address]
RE:    Participation Agreement for Hyliion Holdings Corp. Executive Severance Plan
Dear [Name],
The Compensation Committee of the Board of Directors (the “Committee”) of Hyliion Holdings Corp. (the “Company”) hereby extends to you the opportunity to be a Participant in the Company’s Executive Severance Plan (the “Plan”). The Committee approved the Plan effective as of _____________, 2023. Defined terms used herein but not otherwise defined have the meanings assigned to such terms in the Plan document.
A Participant in the Plan is eligible to receive, and the Company is obligated to pay, severance benefits if the Participant’s employment is terminated under certain circumstances described in the Plan. The Plan is designed to provide Severance Benefits (including Severance Pay, reimbursement for health benefits continuation payments under COBRA, and enhanced equity treatment) in the event of a Qualifying Termination.
Your participation and eligibility for, and the Company’s obligation to pay, Severance Benefits under the Plan are at all times subject to the terms and conditions set forth in the Plan document, a copy of which is attached hereto and the terms of which are incorporated by reference into this Participation Agreement.
By signing this Participation Agreement, you acknowledge and agree that your right to receive, and the Company’s obligation to provide, any benefits under the Plan is subject to all of the terms and conditions of the Plan, including your compliance with the restrictive covenants set forth in Article 4 of the Plan and the timely execution and non-revocation of a separation agreement and Release and the satisfaction of the other conditions to Severance Benefits set out in the Plan. You also acknowledge and agree that, solely with respect to the treatment of your outstanding equity compensation awards following a Qualifying Termination, the terms of the Plan serve as an amendment to any current or future equity incentive plan of the Company and any award agreement thereunder with respect to such equity compensation.
[Signature page follows.]

Please indicate your acceptance of the terms and conditions of the Plan and this Participation Agreement by signing this Participation Agreement where indicated below, and returning it to [Jose Oxholm] within ten (10) business days of the date first set forth above.

Sincerely,

[Name]
[Title]

Accepted by:
        [Name]

Date:

EXHIBIT C
Form of Release

This release (the “Release”) is entered into by Hyliion Holdings Corp. (the “Company”) and ___________ (“Executive”) pursuant to the Company’s Executive Severance Plan, effective as of [__________] (the “Plan”). This is the Release referenced in Section 1.14 of the Plan, and capitalized terms used, but not defined, in this Release shall have the meanings provided for them in the Plan.
In exchange for and as a condition of receiving Severance Benefits as a Participant in the Plan, the parties agree as follows:
1.Release and Covenant Not To Sue. Executive, on behalf of Executive’s self and Executive’s heirs, administrators, executors, and assigns, forever releases the Company, each member of the Company Group, and each of the Company’s and each member of the Company Group’s respective successors, assigns, predecessors, affiliates, divisions, directors, officers, shareholders, employees, representatives, agents, counsel, and insurers, and any persons acting with them (collectively “Released Parties”) from, and covenants not to bring suit or otherwise institute legal proceedings against any of them arising in whole or in part from, all claims that Executive now has or may have or that Executive may hereafter have of any nature whatsoever, that arose out of or are related to any matter occurring prior to the effective date, be they common law or statutory, legal or equitable, in contract or tort, including but not limited to: (a) all claims arising out of or in any way relating to Executive’s employment with or separation of employment from the Company Group or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company or any member of the Company Group, including, without limitation, any claims arising under any employment, severance, or other agreement between the Company or any member of the Company Group and Executive; (c) all claims for breach of under any employment agreement between the Company or any member of the Company Group and Executive or any other breach of contract, wrongful termination, breach of the implied covenant of good faith and fair dealing or breach of any policy, plan or practice; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorney’s fees, expenses or otherwise) that were or could have been asserted by Executive or on Executive’s behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Fair Labor Standards Act; (xi) New York Human Rights Law; (xii) including the West Virginia Human Rights Act; (xiii) Massachusetts Wage Act; (xiv) S.D. Codified Laws § 20-7-11; (xv) N.D. Cent. Code § 9-13-02; (xvi) any state or federal, state or local anti-discrimination law, (xvii) any state or federal, state or local wage and hour, overage or payment law; (xviii) any other local, state or federal law, regulation or ordinance in the United States of America and in any jurisdiction anywhere in the world; (xix) any public policy, contract, tort, or common law claim; (g) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (h) any and all claims the Executive may have arising as the result of any alleged breach of contract, compensation, incentive, bonus or commission plan or agreement with any Released Party (collectively, the “Released Claims”). This Release does not waive any right that cannot be waived by law.
Executive hereby represents and warrants that (s)he has not filed or reported any claims or complaints in any forum and that (s)he has not assigned to any third party or filed with any agency or court any claim released by this Section, except for any claims, reports or information filed with or provided to the Securities and Exchange Commission (the “SEC”) or other government agency or court confidentially pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Executive is not waiving any claim for workers’ compensation, although Executive acknowledges (s)he has not sustained a work-related injury or illness and has no intent to file a claim against the Company as a result of any work-related injury or illness sustained in the course of her, his or their employment with the Company or any member of the Company Group. Nothing in this Release prohibits Executive from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Executive’s employment or separation of employment. Executive does forever waive Executive’s right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Released Parties relating to any matter whatsoever up to the date of this Agreement. However, nothing in this Release (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company or any member of the Company Group, or (ii) to the extent required by law, prohibits or shall be construed to prohibit Executive from receiving a reward from the SEC or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.
2.Wavier of Unknown Claims. If and to the extent Executive is a resident of California or California law may apply to this Agreement, Executive understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known and unknown, suspected or unsuspected, past or present, which the Executive has or may have against the Released Parties, and the Executive hereby knowingly waives any and all rights and protections under Section 1542 of the California Civil Code, which states:
1542. GENERAL RELEASE - CLAIMS EXTINGUISHED.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HER, HIS OR THEIR SETTLEMENT WITH THE DEBTOR.

Executive agrees that this waiver is an essential and material term of this Agreement, without which this document would not have been executed. For all purposes of this Agreement, the term “creditor” as used and referred to in Section 1542 of the California Civil Code means and includes Executive. 2

3.Consideration of Release by Executive.
a.The Company hereby advises Executive and Executive acknowledges that Executive has been so advised, to consult with an attorney before executing this Release.
b.Executive acknowledges that, before entering into this Release, Executive had twenty-one (21) calendar days after receipt of this Release (the “Consideration Period”) to consider this Release before signing it. Executive and the Company agree that no changes to this Release will re-start the Consideration Period. If Executive signs this Release, the date on which (s)he signs the Release shall be the “Execution Date.” In the event Executive executes and returns this Release prior to the end of the Consideration Period, (s)he acknowledges that Executive’s decision to do so was voluntary and that (s)he had the opportunity to consider this Release for the entire Consideration Period. If Executive works from West Virginia, Executive acknowledges receipt of the toll-free West Virginia State Bar Association phone number 1-866-989-8227.
c.The Parties agree that this Release will not become effective until seven (7) calendar days (or, if Executive works from the State of Minnesota fifteen (15) calendar days) after the Execution Date and that Executive may, within seven (7) calendar days (or, if Executive works from the State of Minnesota fifteen (15) calendar days) after the Execution Date, revoke the Release in its entirety by providing written notice to [____________] at the Company. If written notice of revocation is not received by the Company by the eighth (8th) day (or, if Executive works from the State of Minnesota by
2 Provision to be included only for California based employee.

the sixteenth (16th) calendar day) after the Execution Date, this Release will become effective and enforceable on that day (the “Effective Date”).

Executive represents and agrees that (s)he has fully read and understands the meaning of this Release and is voluntarily entering into this Release with the intention of giving up all claims against the Company and the Released Parties.

EXECUTIVE                    HYLIION HOLDINGS CORP.

By:                        By:

Name:                         Name:

Date:                         Title:

                        Date: